EXHIBIT 99.1

Caterpillar Inc.

1Q 2014 Earnings Release

April 24, 2014

FOR IMMEDIATE RELEASE

Caterpillar Reports Higher First-Quarter Profit Per Share

and Raises its 2014 Profit Outlook

PEORIA, Ill. — Caterpillar Inc. (NYSE: CAT) today reported first-quarter 2014 profit per share of $1.44, an increase from profit per share of $1.31 in the first quarter of 2013.  The first quarter of 2014 included a negative impact of $0.17 per share for previously announced restructuring activities.  Excluding restructuring costs, profit per share was $1.61.  First-quarter 2014 sales and revenues were $13.241 billion, about flat with the first quarter of 2013 sales and revenues of $13.210 billion.

“Given the business and economic uncertainties around the world and continuing decline in our mining sales, I am pleased with our performance in the first quarter.  We understand we don’t control the economy and have instead focused on what we can improve.  We’re lowering costs, improving cash flow and driving value for our customers through the continued deployment of our lean manufacturing initiatives.  We see the benefits of these actions in our first-quarter results and in improving market position for many of our products,” said Caterpillar Chairman and Chief Executive Officer Doug Oberhelman.

“This was a quarter that clearly highlighted the diversity of Caterpillar’s business across industries and regions of the world, and how that diversity continues to help us through the downturn in mining.  Both Energy & Transportation and Construction Industries had good results in the first quarter and performed at levels better than we anticipated,” Oberhelman added.

2014 Outlook

The company’s outlook for sales and revenues remains unchanged at $56 billion in a range of plus or minus 5 percent.  However, there are a range of macro-economic and geo-political uncertainties that could slow the growth of global GDP and impact the sales of Caterpillar’s products in 2014.  These potential events are a concern, and the company will monitor them closely and take actions to respond if needed.  While the sales and revenues outlook range remains unchanged, the company is increasing its 2014 profit outlook by $0.25 per share.  To provide a better understanding of the company’s expectations for 2014 profit, Caterpillar is providing its outlook

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with and without anticipated restructuring costs.  The company continues to anticipate restructuring costs of about $0.55 per share.  With sales and revenues at $56 billion, the revised profit outlook for 2014, including restructuring costs of $0.55 per share, is $5.55 per share — higher than the previous outlook of $5.30 per share.  Excluding restructuring costs, the revised profit outlook is $6.10 per share, up from the previous outlook of $5.85 per share.

While the outlook for sales and revenues remains unchanged overall, the company’s expectations for Construction Industries have improved, and expectations for Resource Industries have declined.  Caterpillar now expects Construction Industries’ sales will increase about 10 percent from 2013 — the previous expectation was an increase of about 5 percent.  Caterpillar expects sales for Energy & Transportation to increase about 5 percent from 2013, which has not changed from the previous outlook.  Despite prospects for improved economic growth and continued strong mine production in 2014, the company expects Resource Industries’ sales to be lower than previously anticipated.  Resource Industries’ sales are now expected to be down about 20 percent from 2013.  The previous outlook expected a decline of about 10 percent.  The decline in expectations is a result of continued low order rates for mining equipment.  The company expects mining orders will begin to improve at some point, but not likely in time to increase Resource Industries’ sales in 2014.  While the outlook reflects continued short-term weakness in Caterpillar’s mining-related sales, the company remains positive on the long-term prospects for the mining industry.

“The change in our profit outlook is a result of our very solid performance in the first quarter, while also recognizing the uncertainty we are facing in a number of areas of our business and the continued risk that geo-political events could negatively impact global GDP growth,” Oberhelman said.  “China is one example of both the potential and uncertainty we face.  During my visit a few weeks ago, it was evident the Chinese construction industry is facing challenges; however, I was pleased with how Caterpillar is performing compared to our competitors.  I came away optimistic about how we are executing our China strategy as we implement our proven business model along with our dealers and suppliers who continue to invest in China.  At the same time, Chinese leaders are in the midst of transitioning the world’s second largest economy to a longer-term, more sustainable growth model while maintaining social stability.  This is an enormous task that carries risks for the world economy.  In addition, we are very concerned about the situation in Ukraine and Russia.  We are hoping for a peaceful resolution, but business confidence around the world could dampen, and trade and world GDP could slow should the situation deteriorate.  The global economy remains fragile, and as such, one or two setbacks could create substantial downside risk for the global economic recovery.

“In numerous recent discussions with construction customers and our dealers in the United States, I continue to hear positive stories about new projects and reasons for optimism.  While that’s encouraging, there’s still quite a bit of room for improvement.  The U.S. construction industry is still well below its 2006 peak, and we have a real need for infrastructure improvement,” Oberhelman said.

“With the modest improvement in the global economy, we are expecting to deliver better sales and profit this year in Construction Industries, and Energy & Transportation appears to be on track for another solid year.  However, 2014 is shaping up to be another very tough year for mining.  In fact, today’s outlook reflects a drop of about 80 percent in sales of large mining trucks from our peak year of 2012,” Oberhelman added.

Segment Reporting

The company made several changes in its organizational structure in the first quarter.  The changes are reflected in the segment reporting in this financial release, and first-quarter 2013 comparisons have been reclassified to reflect the changes.  See question seven on page 17 for more information.

Notes:

•                  Glossary of terms is included on pages 19-20; first occurrence of terms shown in bold italics.

•                  Information on non-GAAP financial measures is included on page 21.

For nearly 90 years, Caterpillar Inc. has been making sustainable progress possible and driving positive change on every continent. Customers turn to Caterpillar to help them develop infrastructure, energy and natural resource assets. With 2013 sales and revenues of $55.656 billion, Caterpillar is the world’s leading manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines and diesel-electric locomotives. The company principally operates through its three product segments - Construction Industries, Resource Industries and Energy & Transportation - and also provides financing and related services through its Financial Products segment. For more information, visit caterpillar.com. To connect with us on social media, visit caterpillar.com/social-media.

Caterpillar contact:  Jim Dugan, (309) 494-4100 (Office) or (309) 360-7311 (Mobile)

FORWARD-LOOKING STATEMENTS

Certain statements in this Release relate to future events and expectations and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “believe,” “estimate,” “will be,” “will,” “would,” “expect,” “anticipate,” “plan,” “project,” “intend,” “could,” “should” or other similar words or expressions often identify forward-looking statements.  All statements other than statements of historical fact are forward-looking statements, including, without limitation, statements regarding our outlook, projections, forecasts or trend descriptions. These statements do not guarantee future performance, and we do not undertake to update our forward-looking statements.

Caterpillar’s actual results may differ materially from those described or implied in our forward-looking statements based on a number of factors, including, but not limited to: (i) global economic conditions and economic conditions in the industries we serve; (ii) government monetary or fiscal policies and infrastructure spending; (iii) commodity price changes, component price increases, fluctuations in demand for our products or significant shortages of component products; (iv) disruptions or volatility in global financial markets limiting our sources of liquidity or the liquidity of our customers, dealers and suppliers; (v) political and economic risks, commercial instability and events beyond our control in the countries in which we operate; (vi) failure to maintain our credit ratings and potential resulting increases to our cost of borrowing and adverse effects on our cost of funds, liquidity, competitive position and access to capital markets; (vii) our Financial Products segment’s risks associated with the financial services industry; (viii) changes in interest rates or market liquidity conditions; (ix) an increase in delinquencies, repossessions or net losses of Cat Financial’s customers; (x) new regulations or changes in financial services regulations; (xi) a failure to realize, or a delay in realizing, all of the anticipated benefits of our acquisitions, joint ventures or divestitures; (xii) international trade policies and their impact on demand for our products and our competitive position; (xiii) our ability to develop, produce and market quality products that meet our customers’ needs; (xiv) the impact of the highly competitive environment in which we operate on our sales and pricing; (xv) failure to realize all of the anticipated benefits from initiatives to increase our productivity, efficiency and cash flow and to reduce costs; (xvi) additional restructuring costs or a failure to realize anticipated savings or benefits from past or future cost reduction actions; (xvii) inventory management decisions and sourcing practices of our dealers and our OEM customers; (xviii) compliance with environmental laws and regulation; (xix) alleged or actual violations of trade or anti-corruption laws and regulations; (xx) additional tax expense or exposure; (xxi) currency fluctuations; (xxii) our or Cat Financial’s compliance with financial covenants; (xxiii) increased pension plan funding obligations; (xxiv) union disputes or other employee relations issues; (xxv) significant legal proceedings, claims, lawsuits or investigations; (xxvi) compliance requirements imposed if additional carbon emissions legislation and/or regulations are adopted; (xxvii) changes in accounting standards; (xxviii) failure or breach of IT security;

(xxix) adverse effects of unexpected events including natural disasters; and (xxx) other factors described in more detail under “Item 1A.  Risk Factors” in our Form 10-K filed with the SEC on February 18, 2014 for the year ended December 31, 2013.

Key Points

First Quarter 2014

(Dollars in millions except per share data)

	First Quarter 2014	First Quarter 2013	$ Change	% Change
Machinery, Energy & Transportation Sales	$12,493	$12,484	$9	—%
Financial Products Revenues	748	726	22	3%
Total Sales and Revenues	$13,241	$13,210	$31	—%

Profit	$922	$880	$42	5%
Profit per common share - diluted	$1.44	$1.31	$0.13	10%

Profit per common share - diluted (excluding restructuring)	$1.61	$1.32	$0.29	22%

•                  First-quarter sales and revenues of $13.241 billion were about flat with the first quarter of 2013.  Increases in Construction Industries and Energy & Transportation were offset by declines in Resource Industries.

•                  Restructuring costs were $149 million in the first quarter of 2014 with an after-tax impact of $0.17 per share.

•                  Profit per share was $1.44 in the first quarter of 2014 and excluding restructuring costs of $0.17 per share was $1.61 per share.  Profit in the first quarter of 2013 was $1.31 per share.

•                  Machinery, Energy & Transportation (ME&T) operating cash flow was $1.878 billion in the first quarter of 2014, compared with $1.089 billion in the first quarter of 2013.

•                  ME&T debt-to-capital ratio was 30.2 percent compared with 29.7 percent at the end of 2013.

•                  The company repurchased $1.7 billion of Caterpillar common stock in the first quarter of 2014.

2014 Outlook

•                  The 2014 outlook for sales and revenues of about $56 billion in a range of plus or minus 5 percent remains unchanged.  While the outlook for sales and revenues is unchanged overall, the company’s expectations for Construction Industries have improved, expectations for Resource Industries have declined and expectations for Energy & Transportation are unchanged.

•                  The revised 2014 profit per share outlook is $5.55 at the middle of the sales and revenues outlook range including restructuring costs of $0.55 per share.  Excluding restructuring costs, the profit per share outlook is $6.10 at the middle of the range.

•                  The company expects ME&T capital expenditures for 2014 will be slightly lower than 2013 capital expenditures of $2.6 billion.

CONSOLIDATED RESULTS

Consolidated Sales and Revenues

The chart above graphically illustrates reasons for the change in Consolidated Sales and Revenues between the first quarter of 2013 (at left) and the first quarter of 2014 (at right).  Items favorably impacting sales and revenues appear as upward stair steps with the corresponding dollar amounts above each bar, while items negatively impacting sales and revenues appear as downward stair steps with dollar amounts reflected in parentheses above each bar.  Caterpillar management utilizes these charts internally to visually communicate with the company’s Board of Directors and employees.

Sales and Revenues

Total sales and revenues were $13.241 billion in the first quarter of 2014, about flat with the first quarter of 2013.  When reviewing the change in sales and revenues, we focus on the following perspectives:

•                  Reason for the change:  Sales volume increased $156 million due to higher volume in Construction Industries and Energy & Transportation, partially offset by lower volume in Resource Industries.  The sales volume increase was partially offset by an unfavorable currency impact of $143 million primarily due to the Japanese yen and Brazilian real, as sales in yen and real translated into fewer U.S. dollars.

The volume increase was primarily the result of changes in dealer machine and engine inventories, as dealers increased inventories about $700 million in the first quarter of 2014 compared to a decrease of about $800 million in the first quarter of 2013.  This increase was partially offset by lower end-user demand for mining equipment in Resource Industries, as customers are continuing to reduce their capital expenditures.  Aftermarket parts sales also declined primarily for mining, as we believe some companies are delaying maintenance and rebuild activities.

•                  Sales by geographic region: While overall sales were about flat, sales increased in North America, were about flat in EAME and declined in Asia/Pacific and Latin America.  In North America, sales increased 16 percent primarily due to the favorable impact of changes in dealer machine inventory and higher deliveries to end users.  Asia/Pacific declined 12 percent primarily related to lower sales in Australia, where the most significant decrease was in mining sales due to continued low demand.  While sales in Asia/Pacific declined overall, sales in China, primarily in Construction Industries, were higher due to increased dealer deliveries to end users and the favorable impact of dealer inventory changes.  Sales declined 15 percent in Latin America primarily due to lower end-user demand for mining equipment.

•                  Sales by segment: Sales increases in Construction Industries and Energy & Transportation were offset by decreases in Resource Industries.  Construction Industries’ sales increased 20 percent primarily due to changes in dealer inventories and increased end-user demand.  Energy & Transportation’s sales were 8 percent higher primarily due to increased end-user demand and changes in dealer inventories.  Resource Industries’ sales declined 37 percent, resulting primarily from weaker demand for mining products.  Financial Products segment revenues were about flat.

Consolidated Operating Profit

The chart above graphically illustrates reasons for the change in Consolidated Operating Profit between the first quarter of 2013 (at left) and the first quarter of 2014 (at right).  Items favorably impacting operating profit appear as upward stair steps with the corresponding dollar amounts above each bar, while items negatively impacting operating profit appear as downward stair steps with dollar amounts reflected in parentheses above each bar.  Caterpillar management utilizes these charts internally to visually communicate with the company’s Board of Directors and employees.  The bar entitled Other includes consolidating adjustments and Machinery, Energy & Transportation other operating (income) expenses.

Operating profit for the first quarter of 2014 was $1.398 billion, an increase of $180 million from the first quarter of 2013.  The increase was primarily the result of lower manufacturing costs, decreased SG&A and R&D expenses and the favorable impact of currency.  These favorable impacts were partially offset by higher restructuring costs of $142 million and lower sales volume.  Additionally, Financial Products’ operating profit was lower primarily due to the absence of favorable reserve adjustments at Caterpillar Financial Insurance Services.

The unfavorable operating profit impact from the change in sales volume was due to an unfavorable mix of products primarily related to a decline in Resource Industries’ sales and an increase in Construction Industries’ sales, which traditionally have lower margins.

Manufacturing costs decreased $230 million.  The decrease was primarily due to lower material costs, favorable changes in cost absorption resulting from an increase in inventory during the first quarter of 2014 compared to a decrease in the first quarter of 2013 and increased efficiencies resulting from higher production.  These favorable impacts were partially offset by increased warranty expense.

Decreases in SG&A and R&D expenses were primarily due to cost reduction measures, partially offset by higher incentive compensation expense.  In addition, bad debt expense was lower at Caterpillar (Zhengzhou) Ltd.

The favorable impact of currency was mostly due to the Japanese yen.  We have a sizeable manufacturing presence in Japan, and while some of this production is sold in Japan, we are a net exporter, and therefore, a weaker yen provides a benefit.

First-quarter 2014 restructuring costs of $149 million were primarily related to a reduction in workforce at our Gosselies, Belgium, facility.

Other Profit/Loss Items

•                  Other income/expense was income of $54 million compared with income of $29 million in the first quarter of 2013.  The change was primarily due to the net impact from currency translation and hedging.  Although both periods included unfavorable impacts from currency translation and hedging, losses were more significant in the first quarter of 2013 than in the first quarter of 2014.

•                  The provision for income taxes reflects an estimated annual tax rate of 29.5 percent for both the first quarter of 2014 and 2013, excluding the items discussed below.  The increase from the full-year 2013 rate of 28.5 percent is primarily due to the expiration of the U.S. research and development tax credit.

The provision for income taxes in the first quarter of 2014 also includes a charge of $22 million related to prior years’ taxes and interest.  This compares to a benefit of $87 million for the first quarter of 2013 primarily related to the U.S. research and development tax credit that was extended for 2012.

Global Workforce

Worldwide full-time employment was 116,579 at the end of the first quarter of 2014 compared with 124,874 at the end of the first quarter of 2013, a decrease of 8,295 full-time employees.  The flexible workforce decreased 955 for a total decrease in the global workforce of 9,250.

The decrease was primarily the result of 2013 restructuring programs.  The remaining decrease was primarily due to aligning the workforce with production volumes.

	March 31,
	2014	2013	Change
Full-time employment	116,579	124,874	(8,295)
Flexible workforce	15,364	16,319	(955)
Total	131,943	141,193	(9,250)

Summary of change
U.S. workforce			(4,395)
Non-U.S. workforce			(4,855)
Total			(9,250)

SEGMENT RESULTS

Sales and Revenues by Geographic Region

		%	North	%	Latin	%		%	Asia/	%
(Millions of dollars)	Total	Change	America	Change	America	Change	EAME	Change	Pacific	Change
First Quarter 2014
Construction Industries¹	$5,064	20%	$2,092	36%	$586	(2)%	$1,144	20%	$1,242	10%
Resource Industries²	2,123	(37)%	725	(14)%	402	(44)%	532	(39)%	464	(50)%
Energy & Transportation³	4,776	8%	2,082	15%	471	11%	1,329	8%	894	(4)%
All Other Segments[4]	554	7%	337	1%	55	12%	103	21%	59	23%
Corporate Items and Eliminations	(24)		(17)		(2)		(3)		(2)
Machinery, Energy & Transportation	$12,493	—%	$5,219	16%	$1,512	(15)%	$3,105	(1)%	$2,657	(12)%

Financial Products Segment	817	3%	437	8%	109	(1)%	131	5%	140	(11)%
Corporate Items and Eliminations	(69)		(39)		(11)		(6)		(13)
Financial Products Revenues	$748	3%	$398	9%	$98	(6)%	$125	5%	$127	(7)%

Consolidated Sales and Revenues	$13,241	—%	$5,617	15%	$1,610	(15)%	$3,230	(1)%	$2,784	(12)%

First Quarter 2013
Construction Industries¹	$4,219		$1,540		$596		$956		$1,127
Resource Industries²	3,353		839		717		867		930
Energy & Transportation³	4,405		1,815		425		1,236		929
All Other Segments[4]	517		335		49		85		48
Corporate Items and Eliminations	(10)		(12)		—		1		1
Machinery, Energy & Transportation	$12,484		$4,517		$1,787		$3,145		$3,035

Financial Products Segment	795		403		110		125		157
Corporate Items and Eliminations	(69)		(37)		(6)		(6)		(20)
Financial Products Revenues	$726		$366		$104		$119		$137

Consolidated Sales and Revenues	$13,210		$4,883		$1,891		$3,264		$3,172

1          Does not include inter-segment sales of $75 million and $99 million in first quarter 2014 and 2013, respectively.

2          Does not include inter-segment sales of $113 million and $128 million in first quarter 2014 and 2013, respectively.

3          Does not include inter-segment sales of $550 million and $396 million in first quarter 2014 and 2013, respectively.

4          Does not include inter-segment sales of $832 million and $803 million in first quarter 2014 and 2013, respectively.

Sales and Revenues by Segment

	First	Sales	Price			First	$	%
(Millions of dollars)	Quarter 2013	Volume	Realization	Currency	Other	Quarter 2014	Change	Change
Construction Industries	$4,219	$982	$(17)	$(120)	$—	$5,064	$845	20%
Resource Industries	3,353	(1,190)	(21)	(19)	—	2,123	(1,230)	(37)%
Energy & Transportation	4,405	341	32	(2)	—	4,776	371	8%
All Other Segments	517	37	3	(3)	—	554	37	7%
Corporate Items and Eliminations	(10)	(14)	(1)	1	—	(24)	(14)

Machinery, Energy & Transportation	$12,484	$156	$(4)	$(143)	$—	$12,493	$9	—%

Financial Products Segment	795	—	—	—	22	817	22	3%
Corporate Items and Eliminations	(69)	—	—	—	—	(69)	—
Financial Products Revenues	$726	$—	$—	$—	$22	$748	$22	3%

Consolidated Sales and Revenues	$13,210	$156	$(4)	$(143)	$22	$13,241	$31	—%

Operating Profit by Segment

	First Quarter	First Quarter	$	%
(Millions of dollars)	2014	2013	Change	Change
Construction Industries	$688	$228	$460	202%
Resource Industries	149	459	(310)	(68)%
Energy & Transportation	827	591	236	40%
All Other Segments	235	205	30	15%
Corporate Items and Eliminations	(660)	(480)	(180)
Machinery, Energy & Transportation	$1,239	$1,003	$236	24%
Financial Products Segment	240	273	(33)	(12)%
Corporate Items and Eliminations	(15)	9	(24)
Financial Products	$225	$282	$(57)	(20)%
Consolidating Adjustments	(66)	(67)	1

Consolidated Operating Profit	$1,398	$1,218	$180	15%

CONSTRUCTION INDUSTRIES

(Millions of dollars)

Sales Comparison

	First Quarter 2013	Sales Volume	Price Realization	Currency	First Quarter 2014	$ Change	% Change

Sales Comparison[1]	$4,219	$982	$(17)	$(120)	$5,064	$845	20%

Sales by Geographic Region

	First Quarter 2014	First Quarter 2013	$ Change	% Change
North America	$2,092	$1,540	$552	36%
Latin America	586	596	(10)	(2)%
EAME	1,144	956	188	20%
Asia/Pacific	1,242	1,127	115	10%
Total[1]	$5,064	$4,219	$845	20%

Operating Profit

	First Quarter 2014	First Quarter 2013	$ Change	% Change
Operating Profit	$688	$228	$460	202%

1  Does not include inter-segment sales of $75 million and $99 million in the first quarter 2014 and 2013, respectively.

Construction Industries’ sales were $5.064 billion in the first quarter of 2014, an increase of $845 million, or 20 percent, from the first quarter of 2013.  The sales increase was due to higher sales volume, partially offset by the unfavorable impact of currency.  Price realization was slightly unfavorable primarily due to continuing sales from a large government order in Brazil.  Sales of new equipment increased, and sales of aftermarket parts were about flat.

•                  The increase in sales volume was primarily related to changes in dealer inventories.  Dealer inventories increased in the first quarter of 2014 in anticipation of seasonal increases in end-user demand and were about flat in the first quarter of 2013.  Additionally, deliveries to end users increased in all regions except EAME.

•                  The unfavorable currency impact was primarily from a weaker Japanese yen and Brazilian real, as sales in yen and real translated into fewer U.S. dollars.

Sales increased in all geographic regions except Latin America where they were about flat.

•                  In North America, higher sales were primarily due to the impact of dealer inventory changes, as dealers increased inventory more in the first quarter of 2014 than in the first quarter of 2013.  The remaining sales increase was primarily due to higher end-user demand resulting from an increase in construction-related spending in the United States.  Although still below prior peaks, construction-related spending continues to improve.

•                  In EAME, higher sales were primarily due to the impact of dealer inventory changes.  Dealer-reported machine inventory increased in the first quarter of 2014 and was about flat during the first quarter of 2013.  This increase was partially offset by lower dealer deliveries to end users as political unrest in several countries in the region was unfavorable to demand.

•                  In Asia/Pacific, the sales increase was primarily in China due to both increased dealer deliveries to end users and the favorable impact of dealer inventory changes.  These items were partially offset by unfavorable currency impacts primarily from the weaker Japanese yen.

Construction Industries’ profit was $688 million in the first quarter of 2014, compared with $228 million in the first quarter of 2013.  The increase in profit was primarily due to higher sales volume, favorable manufacturing costs and the favorable impact of currency primarily due to the Japanese yen.  Manufacturing costs improved primarily due to favorable changes in cost absorption resulting from a significantly larger decrease in inventory during the first quarter of 2013 than in the first quarter of 2014.  In addition, higher production volumes resulted in increased efficiencies.  SG&A and R&D expenses were about flat despite the increase in sales volume.

RESOURCE INDUSTRIES

(Millions of dollars)

Sales Comparison

	First Quarter 2013	Sales Volume	Price Realization	Currency	First Quarter 2014	$ Change	% Change

Sales Comparison[1]	$3,353	$(1,190)	$(21)	$(19)	$2,123	$(1,230)	(37)%

Sales by Geographic Region

	First Quarter 2014	First Quarter 2013	$ Change	% Change
North America	$725	$839	$(114)	(14)%
Latin America	402	717	(315)	(44)%
EAME	532	867	(335)	(39)%
Asia/Pacific	464	930	(466)	(50)%
Total[1]	$2,123	$3,353	$(1,230)	(37)%

Operating Profit

	First Quarter 2014	First Quarter 2013	$ Change	% Change
Operating Profit	$149	$459	$(310)	(68)%

1  Does not include inter-segment sales of $113 million and $128 million in the first quarter 2014 and 2013, respectively.

Resource Industries’ sales were $2.123 billion in the first quarter of 2014, a decrease of $1.230 billion, or 37 percent, from the first quarter of 2013 — nearly all from lower sales volume.  Price realization was slightly unfavorable primarily due to discounting on one project.  The sales volume decline was primarily due to lower end-user demand across all geographic regions.  Aftermarket part sales also declined world-wide, as we believe some companies are delaying maintenance and rebuild activities.  The declines from the first quarter of 2013 were partially offset by favorable changes in dealer machine inventory.  While dealers continued to reduce machine inventories worldwide during the first quarter of 2014, the reductions were much less significant than during the first quarter of 2013.  Although prices of most mined commodities remained above investment thresholds and mine production has improved, customers in all geographic regions have reduced spending across the mining industry.  We believe that mining companies are increasing productivity at existing mines, rather than investing in expansions or new mine openings, which results in lower demand for our mining products.  New orders for mining equipment continued to be weak in the quarter.

Resource Industries’ profit was $149 million in the first quarter of 2014 compared with $459 million in the first quarter of 2013.  The decrease was primarily the result of lower sales volume, partially offset by a decline in manufacturing costs and SG&A and R&D expenses.

The decrease in manufacturing costs was primarily driven by favorable changes in cost absorption resulting from a relatively small increase in inventory during the first quarter of 2014, compared with a relatively small decrease in inventory during the first quarter of 2013, lower period manufacturing costs resulting from cost cutting measures and favorable material costs.

SG&A and R&D expenses were lower primarily due to cost cutting measures implemented in response to lower volumes, including decreased spending for new product introduction programs.  In addition, bad debt expense was lower at Caterpillar (Zhengzhou) Ltd.

ENERGY & TRANSPORTATION

(Millions of dollars)

Sales Comparison

	First Quarter 2013	Sales Volume	Price Realization	Currency	First Quarter 2014	$ Change	% Change

Sales Comparison[1]	$4,405	$341	$32	$(2)	$4,776	$371	8%

Sales by Geographic Region

	First Quarter 2014	First Quarter 2013	$ Change	% Change
North America	$2,082	$1,815	$267	15%
Latin America	471	425	46	11%
EAME	1,329	1,236	93	8%
Asia/Pacific	894	929	(35)	(4)%
Total[1]	$4,776	$4,405	$371	8%

Operating Profit

	First Quarter 2014	First Quarter 2013	$ Change	% Change
Operating Profit	$827	$591	$236	40%

1  Does not include inter-segment sales of $550 million and $396 million in the first quarter 2014 and 2013, respectively.

Energy & Transportation’s sales were $4.776 billion in the first quarter of 2014, an increase of $371 million, or 8 percent, from the first quarter of 2013.  The sales increase was primarily due to higher sales into power generation, oil and gas and industrial applications.  Sales into transportation applications were about flat.

•                  Sales into power generation applications increased across all regions except EAME, where they were about flat.  The higher sales were mostly due to increased end-user demand resulting from strengthening economic conditions.

•                  Sales into oil and gas applications increased in all regions except Asia/Pacific.  In North America, higher sales were primarily the result of increased demand for drilling and well servicing and favorable changes in dealer inventory for oil and gas applications.  Sales increased in EAME due to the timing of large projects.  Sales in Latin America were slightly higher due to favorable changes in dealer inventory.  The decline in sales in Asia/Pacific was primarily due to the timing of large projects, partially offset by increased sales resulting from favorable dealer inventory changes.

•                  Sales into industrial applications increased in all regions except Latin America where they were about flat.  The increase in sales was primarily due to higher demand for engines used by original equipment manufacturers.

Energy & Transportation’s profit was $827 million in the first quarter of 2014 compared with $591 million in the first quarter of 2013.  The increase was primarily due to higher sales volume and lower manufacturing costs.  The decrease in manufacturing costs was primarily driven by lower losses on a power-generation project in EAME and lower material costs, partially offset by increased incentive compensation.

FINANCIAL PRODUCTS SEGMENT

(Millions of dollars)

Revenues by Geographic Region

	First Quarter 2014	First Quarter 2013	$ Change	% Change
North America	$437	$403	$34	8%
Latin America	109	110	(1)	(1)%
EAME	131	125	6	5%
Asia/Pacific	140	157	(17)	(11)%
Total	$817	$795	$22	3%

Operating Profit

	First Quarter 2014	First Quarter 2013	$ Change	% Change
Operating Profit	$240	$273	$(33)	(12)%

Financial Products’ revenues were $817 million, an increase of $22 million, or 3 percent, from the first quarter of 2013.  The increase was primarily due to the favorable impact from higher average earning assets in North America and EAME, partially offset by decreases in Asia/Pacific.

Financial Products’ profit was $240 million in the first quarter of 2014, compared with $273 million in the first quarter of 2013.  The decrease was primarily due to the absence of $45 million in favorable reserve adjustments in the first quarter of 2013 at Insurance Services and a $17 million increase in the provision for credit losses at Cat Financial.  These decreases were partially offset by a $13 million increase in gains on sales of securities at Insurance Services and a $10 million favorable impact from higher average earning assets.

At the end of the first quarter of 2014, past dues at Cat Financial were 2.44 percent compared with 2.37 percent at the end of 2013.  The slight increase in past dues compared to year-end 2013 was primarily due to seasonality impacts.  At the end of the first quarter of 2013, past dues were 2.52 percent.  Write-offs, net of recoveries, were $38 million for the first quarter of 2014, compared with $10 million for the first quarter of 2013.  The increase was primarily related to higher write-offs in Cat Financial’s Latin American marine portfolio that were previously provided for in the allowance for credit losses.

As of March 31, 2014, Cat Financial’s allowance for credit losses totaled $373 million or 1.25 percent of net finance receivables, compared with $378 million or 1.30 percent of net finance receivables at year-end 2013.  The allowance for credit losses as of March 31, 2013, was $429 million or 1.49 percent of net finance receivables.

Corporate Items and Eliminations

Expense for corporate items and eliminations was $675 million in the first quarter of 2014, an increase of $204 million from the first quarter of 2013.  Corporate items and eliminations include: corporate-level expenses; restructuring costs; timing differences, as some expenses are reported in segment profit on a cash basis; retirement benefit costs other than service cost; currency differences for ME&T, as segment profit is reported using annual fixed exchange rates and inter-segment eliminations.

The increase in expense from the first quarter of 2013 was primarily due to restructuring costs, unfavorable timing differences and the unfavorable impact of currency.  Segment profit for 2014 is based on fixed exchange rates set at the beginning of 2014, while segment profit for 2013 is based on fixed exchange rates set at the beginning of 2013.  The difference in actual exchange rates compared with fixed exchange rates is included in corporate items and eliminations and is not reflected in segment profit.  These unfavorable items were partially offset by decreased retirement benefit costs.

2014 Outlook

Economic Outlook

Overall, our expectation for world economic growth in 2014 has changed little from the outlook we provided with our 2013 year-end financial release in January of 2014.  We anticipate global economic growth in 2014 of about 3 percent, up from about 2 percent in 2013.  Economic indicators that signaled improvement in global economic conditions during the last half of 2013 continued to indicate improvement during the first quarter of 2014.  Interest rates are at record lows in many countries, and low inflation coupled with elevated unemployment should cause most central banks to keep interest rates low throughout 2014.

Despite recent softness in some commodity prices, improvement in the world economy should increase demand for mined commodities and energy, keeping commodity prices at levels that are profitable for production.  As a result, we expect mine production will continue to increase in 2014.  While most commodity prices should be high enough to make investments attractive, we expect mining companies will remain cautious with equipment investments, and we expect continued decreases in mining capital expenditures for equipment in 2014.

Developed Countries

Economic policies in developed countries should continue to support growth in 2014.  Governments reduced budget deficits in 2013 well below the recent financial crisis highs, which should allow them to focus less on austerity actions in 2014.  Inflation in most developed countries declined in early 2014, and economies are operating well below potential.  Low inflation and slow progress on restoring employment should allow central banks to maintain low interest rates.  We expect economic growth in developed countries will improve to 2 percent in 2014.

Developing Countries

Growth in developing countries has slowed over the past few years to around 4.5 percent.  The slowdown has been broad based, including China, India, Russia and Brazil.  While we do not believe inflation has been a major problem in most developing countries, some have increased interest rates over the past year and we believe it is beginning to negatively impact economic growth.  In 2014, some central banks have further increased rates, or maintained high interest rates, in part to defend their currencies.  As a result, we believe interest rates are near a peak and should remain close to current levels throughout 2014, which could limit growth.  As a result, we expect overall growth in developing countries to remain near 4.5 percent in 2014.

Risks

There are numerous risks in the world economy.  Notable risks include growth in Europe and China and heightened geo-political risk in several developing regions, particularly Russia, Ukraine, Africa and the Middle East.

The Eurozone economy is recovering but is far from healthy.  The ongoing decline in business lending, slowing inflation and recent strengthening in the euro are all concerns.  The unwillingness of the European Central Bank to take more aggressive actions risks leaving the economy struggling for years.  Continued weak growth would make it difficult for businesses to maintain existing operations, let alone make new investments.

Our outlook assumes that China’s economy will grow near 7.5 percent in 2014, similar to the past two years.  That rate of growth should support improvements in the machine industry and increase commodity demand.  However, Chinese leaders are in the midst of major reforms to transform the world’s second largest economy to a more sustainable growth model while maintaining social stability.  In the short term, these efforts could impact the economy and the industries we serve.

Political and labor problems could slow growth in the Africa/Middle East region, particularly in mining and oil-producing countries.  Also, 2014 growth could slow further in the CIS region due to higher interest rates and political unrest.

Sales and Revenues Outlook

Our outlook for sales and revenues is unchanged.  We expect sales and revenues of about $56 billion in a range of plus or minus 5 percent.  While the outlook for sales and revenues is unchanged overall, our expectation for Construction Industries has improved, and our expectation for Resource Industries has declined.

We now expect that sales for Construction Industries will increase about 10 percent from 2013 — we had previously expected sales would increase about 5 percent.  We expect sales for Energy & Transportation to increase about 5 percent from 2013 — that is unchanged from our previous outlook.  While we have raised expectations for Construction Industries and held our outlook for Energy & Transportation, there are risks.  We are closely monitoring political developments in Russia and Ukraine and are concerned that escalation could dampen growth and that government trade sanctions could be negative for sales in the CIS.  In addition, we are concerned about economic growth in China.

Despite prospects for improved economic growth and continued strong mine production in 2014, we expect Resource Industries’ sales to decrease further than previously expected.  Resource Industries’ sales are now expected to be down about 20 percent from 2013.  The previous outlook expected a decline of about 10 percent.  The decline in expectations is a result of continued low order rates for mining equipment.  If orders begin to improve, as we expect that they will at some point, it would likely not be in time to improve sales in 2014.  While we expect continued short-term weakness in mining, we remain positive on the long-term prospects for the mining industry.

Profit Outlook

Even though we are not increasing the outlook for sales and revenues, we have increased the profit outlook for 2014 by $0.25 per share.

In 2013, we took substantial actions to reduce costs and expect to take additional actions in 2014.  To provide a better understanding of our profit expectations for 2014, we are providing our outlook with and without restructuring costs.

The restructuring actions expected for 2014 are widespread across the company.  We expect the cost of these actions to be about $400 to $500 million in 2014.  We estimate the impact of the restructuring costs in 2014 to be in the range of $0.50 to $0.60 per share.  We have included the middle of the range ($0.55 per share) in the 2014 outlook.

With sales and revenues at $56 billion, our profit outlook for 2014 excluding restructuring costs is $6.10 per share, and including restructuring costs of $0.55 per share, our profit outlook for 2014 is $5.55 per share.

QUESTIONS AND ANSWERS

Q1:               Can you summarize your restructuring charges in the first quarter of 2014 and your expectations for the full year of 2014?

A:                       In the first quarter of 2014, we recognized $149 million of restructuring costs, with the most significant item relating to a reduction in workforce at our Gosselies, Belgium, facility.  This action, with an expected 2014 charge of about $300 million, was approved by the Belgian Minister of Employment in February and is now proceeding according to plan.

For the full year, we expect total restructuring costs of about $400 to $500 million.  Excluding charges related to our Belgium facility, restructuring costs are anticipated to be about $100 to $200 million and are for a wide range of actions across the company that are part of our ongoing efforts to optimize our cost structure and improve the efficiency of our operations.

Q2:               Can you discuss changes in dealer inventories in the first quarter?

A:                   Overall, we believe dealers have returned to a more normal balance between demand and inventory levels.  That being said, there is usually some seasonality in dealer inventory levels.  Other than the seasonal adjustments we do not expect a significant change in dealer inventories for the remainder of 2014.  Dealers usually add to their inventories during the first quarter in preparation for higher deliveries to end users that occur during the second quarter.  We believe that is what happened in the first quarter of 2014 as dealer machine and engine inventories increased about $700 million.  The increase was expected and was concentrated in Construction Industries.

In the first quarter of 2013, dealers lowered inventory levels in response to declines in end-user demand, resulting primarily from mining companies reducing their capital expenditures.  Dealer machine and engine inventories declined about $800 million during the first quarter of 2013 primarily related to Resource Industries.  Dealer inventories related to Construction Industries were about flat in the first quarter of 2013.

Q3:               Can you provide more information on your short-term employee incentive compensation expense?

A:                       The first-quarter expense related to 2014 was about $260 million, and we expect the full year will be about $1.0 billion, which is reflected in our revised 2014 outlook.  Short-term incentive compensation in the first quarter of 2013 was about $120 million, and full-year 2013 was about $545 million.

Q4:               Can you comment on the change in your order backlog during the first quarter of 2014?

A:                       At the end of the first quarter, the backlog was $19.3 billion.  This represents a $1.3 billion increase from the end of 2013.  The increase was all in Energy & Transportation and concentrated in locomotives.  Resource Industries and Construction Industries were relatively flat.

Q5:               What is your exposure to business in Russia and Ukraine and how is current unrest expected to impact your 2014 outlook?

A:                       At Caterpillar, we continue to hope that there can be a peaceful, diplomatic resolution to the Russia/Ukraine crisis.  Prior to the conflict, our 2014 expectations were not high for Russia as the economy was already performing poorly due to high interest rates and infrastructure projects being delayed.  While all customers are important to Caterpillar, for perspective, the first-quarter 2014 sales in Russia were not in our top 10 sales by country.

The current political situation is not expected to materially impact the overall Caterpillar 2014 outlook unless the crisis sharply escalates and impacts business confidence around the world, trade and world GDP.

Q6:               Can you comment on your balance sheet and ME&T operating cash flow in the first quarter of 2014?

A:                       ME&T operating cash flow for the first quarter of 2014 was $1.878 billion driven by profit and favorable changes to working capital.  This compares to operating cash flow of $1.089 billion in the first quarter of 2013.

Our top cash deployment priority is to maintain a strong financial position to support our credit rating.  ME&T debt-to-capital ratio was 30.2 percent, up only slightly from 29.7 percent at the end of 2013.  Our cash and liquidity positions also remain strong with an enterprise cash balance of $5.345 billion at March 31, 2014.

Our priorities for the uses of cash are providing capital to support growth, appropriately funding employee benefit plans, paying dividends and repurchasing common stock with excess cash.  During the first quarter of 2014, capital expenditures totaled $0.5 billion, funding for defined benefit pension plans was $0.3 billion, the quarterly dividend payment was $0.4 billion and common stock repurchased was $1.7 billion.  The $2.1 billion of capital returned to stockholders in the first quarter of 2014 was significant and demonstrates our commitment to deliver superior returns to stockholders through the business cycles.

Q7:               Can you elaborate further on organizational changes and your reclassification of prior year segment financial results?

A:                       Effective January 1, 2014, responsibility for paving products, forestry products, industrial and waste products and tunnel boring equipment moved from Resource Industries to the All Other operating segments.  Additionally, the responsibility for select work tools was moved from Resource Industries to Construction Industries, and the responsibility for administration of three wholly-owned dealers in Japan moved from Construction Industries to the All Other operating segments.

In addition, restructuring costs for 2013 were reclassified from segment profit to Corporate Items to be consistent with the 2014 presentation.

The most significant impact to our reportable segments was for Resource Industries.  As a result of the above changes, the impact to Resource Industries was as follows:

(Millions of dollars)

	Resource Industries
	2013 Sales		2013 Segment Profit
	As Reported	Revised	As Reported	Revised
First Quarter	$3,676	$3,353	$477	$459
Second Quarter	3,571	3,135	550	524
Third Quarter	3,004	2,668	409	386
Fourth Quarter	3,019	2,649	139	217
Full Year	$13,270	$11,805	$1,575	$1,586

Q8:               In the March Retail Statistics published yesterday, April 23, 2014, the total retail sales of machines to end users dropped to “down 12 percent” from the same three-month period ending March 2013.  Are these numbers representative of your 2014 outlook?

A:                       Yes.  Our sales and revenues outlook of $56 billion assumes dealers will sell fewer machines to end users than they did in 2013.  However, the impact on Caterpillar sales from lower dealer deliveries to end users is expected to be about offset by the impact of dealer inventory changes.

Q9:               There have been recent announced capital expenditure reductions from some of the independent oil companies (IOC).  Can you describe how this will impact your oil and gas business in 2014?

A:                       Caterpillar provides products that are used in a variety of different oil and gas applications, including offshore and land drilling, well servicing, oil and gas production and gas compression.  The products include reciprocating engines, well stimulation pumps, transmissions, gas turbines and centrifugal natural gas compressors.  In addition to IOCs, Caterpillar’s equipment is used by national oil companies (NOCs) and independents.  Based on a number of factors, including recent order rates, our current backlog, trends in end-user demand and discussions with our customers, we expect the announced capital expenditure reductions by IOCs will have minimal impact on our sales into the oil and gas end markets.

GLOSSARY OF TERMS

1.

All Other Segments — Primarily includes activities such as: the remanufacturing of Cat® engines and components and remanufacturing services for other companies as well as the business strategy, product management, development, manufacturing, marketing and product support of undercarriage, specialty products, hardened bar stock components and ground engaging tools primarily for Cat products, paving products, forestry products, industrial and waste products and tunnel boring equipment; the product management, development, marketing, sales and product support of on-highway vocational trucks for North America; parts distribution; distribution services responsible for dealer development and administration including three wholly-owned dealers in Japan, dealer portfolio management and ensuring the most efficient and effective distribution of machines, engines and parts.

2.

Caterpillar (Zhengzhou) Ltd. — A wholly-owned subsidiary (formerly known as Siwei) which primarily designs, manufactures, sells and supports underground coal mining equipment in China and is included in our Resource Industries segment.

3.	Consolidating Adjustments — Eliminations of transactions between Machinery, Energy & Transportation and Financial Products.
4.

Construction Industries — A segment primarily responsible for supporting customers using machinery in infrastructure and building construction applications. Responsibilities include business strategy, product design, product management and development, manufacturing, marketing and sales and product support. The product portfolio includes backhoe loaders, small wheel loaders, small track-type tractors, skid steer loaders, multi-terrain loaders, mini excavators, compact wheel loaders, select work tools, small, medium and large track excavators, wheel excavators, medium wheel loaders, compact track loaders, medium track-type tractors, track-type loaders, motor graders and pipe layers. In addition, Construction Industries has responsibility for an integrated manufacturing cost center.

5.

Currency — With respect to sales and revenues, currency represents the translation impact on sales resulting from changes in foreign currency exchange rates versus the U.S. dollar. With respect to operating profit, currency represents the net translation impact on sales and operating costs resulting from changes in foreign currency exchange rates versus the U.S. dollar. Currency includes the impact on sales and operating profit for the Machinery, Energy & Transportation lines of business only; currency impacts on Financial Products revenues and operating profit are included in the Financial Products portions of the respective analyses. With respect to other income/expense, currency represents the effects of forward and option contracts entered into by the company to reduce the risk of fluctuations in exchange rates and the net effect of changes in foreign currency exchange rates on our foreign currency assets and liabilities for consolidated results.

6.

Debt-to-Capital Ratio — A key measure of Machinery, Energy & Transportation’s financial strength used by both management and our credit rating agencies. The metric is defined as Machinery, Energy & Transportation’s short-term borrowings, long-term debt due within one year and long-term debt due after one year (debt) divided by the sum of Machinery, Energy & Transportation’s debt and stockholders’ equity. Debt also includes Machinery, Energy & Transportation’s borrowings from Financial Products.

7.	EAME — A geographic region including Europe, Africa, the Middle East and the Commonwealth of Independent States (CIS).
8.	Earning Assets — Assets consisting primarily of total finance receivables net of unearned income, plus equipment on operating leases, less accumulated depreciation at Cat Financial.
9.

Energy & Transportation (formerly Power Systems) — A segment primarily responsible for supporting customers using reciprocating engines, turbines, diesel-electric locomotives and related parts across industries serving power generation, industrial, oil and gas and transportation applications, including marine and rail-related businesses. Responsibilities include business strategy, product design, product management, development, manufacturing, marketing, sales and product support of turbines and turbine-related services, reciprocating engine powered generator sets, integrated systems used in the electric power generation industry, reciprocating engines and integrated systems and solutions for the marine and oil and gas industries; reciprocating engines supplied to the industrial industry as well as Caterpillar machinery; the business strategy, product design, product management, development, manufacturing, remanufacturing, leasing, and service of diesel-electric locomotives and components and other rail-related products and services.
10.

Financial Products Segment — Provides financing to customers and dealers for the purchase and lease of Caterpillar and other equipment, as well as some financing for Caterpillar sales to dealers. Financing plans include operating and finance leases, installment sale contracts, working capital loans and wholesale financing plans. The segment also provides various forms of insurance to customers and dealers to help support the purchase and lease of our equipment.

11.	Latin America — Geographic region including Central and South American countries and Mexico.
12.

Machinery, Energy & Transportation (ME&T) — Represents the aggregate total of Construction Industries, Resource Industries, Energy & Transportation and All Other Segments and related corporate items and eliminations.

13.

Machinery, Energy & Transportation Other Operating (Income) Expenses — Comprised primarily of gains/losses on disposal of long-lived assets, long-lived asset impairment charges and legal settlements. Restructuring costs, which are classified as other operating expenses on the Results of Operations, are presented separately on the Operating Profit Comparison.

14.

Manufacturing Costs — Manufacturing costs exclude the impacts of currency and represent the volume-adjusted change for variable costs and the absolute dollar change for period manufacturing costs. Variable manufacturing costs are defined as having a direct relationship with the volume of production. This includes material costs, direct labor and other costs that vary directly with production volume such as freight, power to operate machines and supplies that are consumed in the manufacturing process. Period manufacturing costs support production but are defined as generally not having a direct relationship to short-term changes in volume. Examples include machinery and equipment repair, depreciation on manufacturing assets, facility support, procurement, factory scheduling, manufacturing planning and operations management.

15.

Price Realization — The impact of net price changes excluding currency and new product introductions. Consolidated price realization includes the impact of changes in the relative weighting of sales between geographic regions.

16.

Resource Industries — A segment primarily responsible for supporting customers using machinery in mining and quarrying applications. Responsibilities include business strategy, product design, product management and development, manufacturing, marketing and sales and product support. The product portfolio includes large track-type tractors, large mining trucks, hard rock vehicles, longwall miners, electric rope shovels, draglines, hydraulic shovels, drills, highwall miners, large wheel loaders, off-highway trucks, articulated trucks, wheel tractor scrapers, wheel dozers, select work tools, machinery components and electronics and control systems. Resource Industries also manages areas that provide services to other parts of the company, including integrated manufacturing and research and development.

17.	Restructuring Costs — Primarily costs for employee severance and long-lived asset impairments.
18.

Sales Volume — With respect to sales and revenues, sales volume represents the impact of changes in the quantities sold for Machinery, Energy & Transportation as well as the incremental revenue impact of new product introductions, including emissions-related product updates. With respect to operating profit, sales volume represents the impact of changes in the quantities sold for Machinery, Energy & Transportation combined with product mix as well as the net operating profit impact of new product introductions, including emissions-related product updates. Product mix represents the net operating profit impact of changes in the relative weighting of Machinery, Energy & Transportation sales with respect to total sales.

NON-GAAP FINANCIAL MEASURES

The following definition is provided for “non-GAAP financial measures” in connection with Regulation G issued by the Securities and Exchange Commission.  This non-GAAP financial measure has no standardized meaning prescribed by U.S. GAAP and therefore is unlikely to be comparable to the calculation of similar measures for other companies.  Management does not intend this item to be considered in isolation or substituted for the related GAAP measure.

Profit Per Share Excluding Restructuring Costs

We anticipate incurring significant restructuring costs in 2014.  We believe it is important to separately quantify the profit-per-share impact of restructuring costs in order for our first-quarter 2014 results and the 2014 outlook to be meaningful to our readers.  We have also provided first quarter of 2013 profit per share excluding restructuring costs comparable to the 2014 presentation.  Reconciliation of profit per share excluding restructuring costs to the most directly comparable GAAP measure, profit per share is as follows:

	2013	2014	2014 Outlook
	First Quarter	First Quarter	Midpoint*
Profit per share	$1.31	$1.44	$5.55
Per share restructuring costs	$0.01	$0.17	$0.55
Profit per share excluding restructuring costs	$1.32	$1.61	$6.10

* 2014 Sales and Revenues of $56 billion

Machinery, Energy & Transportation

Caterpillar defines Machinery, Energy & Transportation as it is presented in the supplemental data as Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.  Machinery, Energy & Transportation information relates to the design, manufacture and marketing of our products.  Financial Products information relates to the financing to customers and dealers for the purchase and lease of Caterpillar and other equipment.  The nature of these businesses is different, especially with regard to the financial position and cash flow items.  Caterpillar management utilizes this presentation internally to highlight these differences.  We also believe this presentation will assist readers in understanding our business.  Pages 25-28 reconcile Machinery, Energy & Transportation with Financial Products on the equity basis to Caterpillar Inc. consolidated financial information.

Caterpillar’s latest financial results and outlook are also available via:

Telephone:

(800) 228-7717 (Inside the United States and Canada)

(858) 764-9492 (Outside the United States and Canada)

Internet:

http://www.caterpillar.com/en/investors.html

http://www.caterpillar.com/en/investors/quarterly-results.html

Caterpillar contact:

Jim Dugan

(309) 494-4100 (Office) or (309) 360-7311 (Mobile)

mail to: Dugan_Jim@cat.com

Caterpillar Inc.

Condensed Consolidated Statement of Results of Operations

(Unaudited)

(Dollars in millions except per share data)

	Three Months Ended
	March 31,
	2014	2013
Sales and revenues:
Sales of Machinery, Energy & Transportation	$12,493	$12,484
Revenues of Financial Products	748	726
Total sales and revenues	13,241	13,210

Operating costs:
Cost of goods sold	9,437	9,639
Selling, general and administrative expenses	1,292	1,390
Research and development expenses	508	562
Interest expense of Financial Products	160	189
Other operating (income) expenses	446	212
Total operating costs	11,843	11,992

Operating profit	1,398	1,218

Interest expense excluding Financial Products	110	120
Other income (expense)	54	29

Consolidated profit before taxes	1,342	1,127

Provision (benefit) for income taxes	418	246
Profit of consolidated companies	924	881

Equity in profit (loss) of unconsolidated affiliated companies	1	1

Profit of consolidated and affiliated companies	925	882

Less: Profit (loss) attributable to noncontrolling interests	3	2

Profit [1]	$922	$880

Profit per common share	$1.47	$1.34

Profit per common share — diluted [2]	$1.44	$1.31

Weighted-average common shares outstanding (millions)
• Basic	626.7	656.2
• Diluted [2]	639.3	671.6

Cash dividends declared per common share	$—	$—

1                   Profit attributable to common stockholders.

2                   Diluted by assumed exercise of stock-based compensation awards using the treasury stock method.

Caterpillar Inc.

Condensed Consolidated Statement of Financial Position

(Unaudited)

(Millions of dollars)

	March 31,	December 31,
	2014	2013
Assets
Current assets:
Cash and short-term investments	$5,345	$6,081
Receivables - trade and other	8,565	8,413
Receivables - finance	8,834	8,763
Deferred and refundable income taxes	1,401	1,553
Prepaid expenses and other current assets	935	900
Inventories	12,888	12,625
Total current assets	37,968	38,335

Property, plant and equipment — net	16,716	17,075
Long-term receivables - trade and other	1,284	1,397
Long-term receivables - finance	15,206	14,926
Investments in unconsolidated affiliated companies	266	272
Noncurrent deferred and refundable income taxes	700	594
Intangible assets	3,509	3,596
Goodwill	6,986	6,956
Other assets	1,762	1,745
Total assets	$84,397	$84,896

Liabilities
Current liabilities:
Short-term borrowings:
• Machinery, Energy & Transportation	$18	$16
• Financial Products	4,497	3,663
Accounts payable	6,731	6,560
Accrued expenses	3,454	3,493
Accrued wages, salaries and employee benefits	1,475	1,622
Customer advances	2,500	2,360
Dividends Payable	—	382
Other current liabilities	1,845	1,849
Long-term debt due within one year:
• Machinery, Energy & Transportation	759	760
• Financial Products	6,016	6,592
Total current liabilities	27,295	27,297

Long-term debt due after one year:
• Machinery, Energy & Transportation	7,998	7,999
• Financial Products	18,803	18,720
Liability for postemployment benefits	6,715	6,973
Other liabilities	3,217	3,029
Total liabilities	64,028	64,018

Stockholders’ equity
Common stock	4,773	4,709
Treasury stock	(13,442)	(11,854)
Profit employed in the business	32,775	31,854
Accumulated other comprehensive income (loss)	(3,801)	(3,898)
Noncontrolling interests	64	67
Total stockholders’ equity	20,369	20,878
Total liabilities and stockholders’ equity	$84,397	$84,896

Caterpillar Inc.

Condensed Consolidated Statement of Cash Flow

(Unaudited)

(Millions of dollars)

	Three Months Ended
	March 31,
	2014	2013
Cash flow from operating activities:
Profit of consolidated and affiliated companies	$925	$882
Adjustments for non-cash items:
Depreciation and amortization	781	723
Other	115	98
Changes in assets and liabilities, net of acquisitions and divestitures:
Receivables — trade and other	(37)	209
Inventories	(270)	308
Accounts payable	403	118
Accrued expenses	27	(121)
Accrued wages, salaries and employee benefits	(152)	(742)
Customer advances	145	(47)
Other assets — net	26	41
Other liabilities — net	(66)	(45)
Net cash provided by (used for) operating activities	1,897	1,424
Cash flow from investing activities:
Capital expenditures — excluding equipment leased to others	(454)	(896)
Expenditures for equipment leased to others	(285)	(336)
Proceeds from disposals of leased assets and property, plant and equipment	184	176
Additions to finance receivables	(2,634)	(2,715)
Collections of finance receivables	2,215	2,219
Proceeds from sale of finance receivables	20	66
Investments and acquisitions (net of cash acquired)	(5)	—
Proceeds from sale of businesses and investments (net of cash sold)	13	98
Proceeds from sale of available-for-sale securities	115	98
Investments in available-for-sale securities	(105)	(123)
Other — net	(12)	(46)
Net cash provided by (used for) investing activities	(948)	(1,459)
Cash flow from financing activities:
Dividends paid	(383)	—
Distribution to noncontrolling interests	(7)	(8)
Contribution from noncontrolling interests	2	—
Common stock issued, including treasury shares reissued	92	8
Treasury shares purchased	(1,738)	—
Excess tax benefit from stock-based compensation	69	41
Proceeds from debt issued (original maturities greater than three months)	2,152	2,719
Payments on debt (original maturities greater than three months)	(2,782)	(2,602)
Short-term borrowings — net (original maturities three months or less)	944	387
Net cash provided by (used for) financing activities	(1,651)	545
Effect of exchange rate changes on cash	(34)	(18)
Increase (decrease) in cash and short-term investments	(736)	492
Cash and short-term investments at beginning of period	6,081	5,490
Cash and short-term investments at end of period	$5,345	$5,982

All short-term investments, which consist primarily of highly liquid investments with original maturities of three months or less, are considered to be cash equivalents.

Caterpillar Inc.
Supplemental Data for Results of Operations
For The Three Months Ended March 31, 2014
(Unaudited)
(Millions of dollars)

	Supplemental Consolidating Data
		Machinery,
	Consolidated	Energy & Transportation[1]	Financial Products	Consolidating Adjustments
Sales and revenues:
Sales of Machinery, Energy & Transportation	$12,493	$12,493	$—	$—
Revenues of Financial Products	748	—	831	(83)[2]
Total sales and revenues	13,241	12,493	831	(83)

Operating costs:
Cost of goods sold	9,437	9,437	—	—
Selling, general and administrative expenses	1,292	1,155	146	(9)[3]
Research and development expenses	508	508	—	—
Interest expense of Financial Products	160	—	162	(2)[4]
Other operating (income) expenses	446	154	298	(6)[3]
Total operating costs	11,843	11,254	606	(17)

Operating profit	1,398	1,239	225	(66)

Interest expense excluding Financial Products	110	120	—	(10)[4]
Other income (expense)	54	(17)	15	56 [5]

Consolidated profit before taxes	1,342	1,102	240	—

Provision (benefit) for income taxes	418	350	68	—
Profit of consolidated companies	924	752	172	—

Equity in profit (loss) of unconsolidated affiliated companies	1	1	—	—
Equity in profit of Financial Products’ subsidiaries	—	169	—	(169)[6]

Profit of consolidated and affiliated companies	925	922	172	(169)

Less: Profit (loss) attributable to noncontrolling interests	3	—	3	—

Profit [7]	$922	$922	$169	$(169)

1          Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.

2          Elimination of Financial Products’ revenues earned from Machinery, Energy & Transportation.

3          Elimination of net expenses recorded by Machinery, Energy & Transportation paid to Financial Products.

4          Elimination of interest expense recorded between Financial Products and Machinery, Energy & Transportation.

5          Elimination of discount recorded by Machinery, Energy & Transportation on receivables sold to Financial Products and of interest earned between Machinery, Energy & Transportation and Financial Products.

6          Elimination of Financial Products’ profit due to equity method of accounting.

7          Profit attributable to common stockholders.

Caterpillar Inc.
Supplemental Data for Results of Operations
For The Three Months Ended March 31, 2013
(Unaudited)
(Millions of dollars)

		Supplemental Consolidating Data
		Machinery,
	Consolidated	Energy & Transportation[1]	Financial Products	Consolidating Adjustments
Sales and revenues:
Sales of Machinery, Energy & Transportation	$12,484	$12,484	$—	$—
Revenues of Financial Products	726	—	814	(88)[2]
Total sales and revenues	13,210	12,484	814	(88)

Operating costs:
Cost of goods sold	9,639	9,639	—	—
Selling, general and administrative expenses	1,390	1,275	129	(14)[3]
Research and development expenses	562	562	—	—
Interest expense of Financial Products	189	—	191	(2)[4]
Other operating (income) expenses	212	5	212	(5)[3]
Total operating costs	11,992	11,481	532	(21)

Operating profit	1,218	1,003	282	(67)

Interest expense excluding Financial Products	120	131	—	(11)[4]
Other income (expense)	29	(35)	8	56 [5]

Consolidated profit before taxes	1,127	837	290	—

Provision (benefit) for income taxes	246	168	78	—
Profit of consolidated companies	881	669	212	—

Equity in profit (loss) of unconsolidated affiliated companies	1	1	—	—
Equity in profit of Financial Products’ subsidiaries	—	209	—	(209)[6]

Profit of consolidated and affiliated companies	882	879	212	(209)

Less: Profit (loss) attributable to noncontrolling interests	2	(1)	3	—

Profit [7]	$880	$880	$209	$(209)

1        Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.

2        Elimination of Financial Products’ revenues earned from Machinery, Energy & Transportation.

3        Elimination of net expenses recorded by Machinery, Energy & Transportation paid to Financial Products.

4        Elimination of interest expense recorded between Financial Products and Machinery, Energy & Transportation.

5        Elimination of discount recorded by Machinery, Energy & Transportation on receivables sold to Financial Products and of interest earned between Machinery, Energy & Transportation and Financial Products.

6        Elimination of Financial Products’ profit due to equity method of accounting.

7        Profit attributable to common stockholders.

Caterpillar Inc.

Supplemental Data for Cash Flow

For The Three Months Ended March 31, 2014

(Unaudited)

(Millions of dollars)

		Supplemental Consolidating Data
		Machinery,
	Consolidated	Energy & Transportation [1]	Financial Products	Consolidating Adjustments
Cash flow from operating activities:
Profit of consolidated and affiliated companies	$925	$922	$172	$(169)[2]
Adjustments for non-cash items:
Depreciation and amortization	781	556	225	—
Undistributed profit of Financial Products	—	(119)	—	119	[3]
Other	115	108	(41)	48	[4]
Changes in assets and liabilities, net of acquisitions and divestitures:
Receivables - trade and other	(37)	305	11	(353)[4,5]
Inventories	(270)	(265)	—	(5)[4]
Accounts payable	403	382	(5)	26	[4]
Accrued expenses	27	66	(39)	—
Accrued wages, salaries and employee benefits	(152)	(141)	(11)	—
Customer advances	145	145	—	—
Other assets - net	26	85	(22)	(37)[4]
Other liabilities - net	(66)	(166)	63	37	[4]
Net cash provided by (used for) operating activities	1,897	1,878	353	(334)
Cash flow from investing activities:
Capital expenditures - excluding equipment leased to others	(454)	(452)	(2)	—
Expenditures for equipment leased to others	(285)	(17)	(291)	23	[4]
Proceeds from disposals of leased assets and property, plant and equipment	184	22	164	(2)[4]
Additions to finance receivables	(2,634)	—	(3,218)	584	[5]
Collections of finance receivables	2,215	—	2,872	(657)[5]
Net intercompany purchased receivables	—	—	(339)	339	[5]
Proceeds from sale of finance receivables	20	—	23	(3)[5]
Net intercompany borrowings	—	—	1	(1)[6]
Investments and acquisitions (net of cash acquired)	(5)	(5)	—	—
Proceeds from sale of businesses and investments (net of cash sold)	13	13	—	—
Proceeds from sale of available-for-sale securities	115	8	107	—
Investments in available-for-sale securities	(105)	(8)	(97)	—
Other - net	(12)	19	(31)	—
Net cash provided by (used for) investing activities	(948)	(420)	(811)	283
Cash flow from financing activities:
Dividends paid	(383)	(383)	(50)	50	[7]
Distribution to noncontrolling interests	(7)	(7)	—	—
Contribution from noncontrolling interests	2	2	—	—
Common stock issued, including treasury shares reissued	92	92	—	—
Treasury shares purchased	(1,738)	(1,738)	—	—
Excess tax benefit from stock-based compensation	69	69	—	—
Net intercompany borrowings	—	(1)	—	1	[6]
Proceeds from debt issued (original maturities greater than three months)	2,152	6	2,146	—
Payments on debt (original maturities greater than three months)	(2,782)	(9)	(2,773)	—
Short-term borrowings - net (original maturities three months or less)	944	2	942	—
Net cash provided by (used for) financing activities	(1,651)	(1,967)	265	51
Effect of exchange rate changes on cash	(34)	(31)	(3)	—
Increase (decrease) in cash and short-term investments	(736)	(540)	(196)	—
Cash and short-term investments at beginning of period	6,081	4,597	1,484	—
Cash and short-term investments at end of period	$5,345	$4,057	$1,288	$—

1        Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.

2        Elimination of Financial Products’ profit after tax due to equity method of accounting.

3        Elimination of non-cash adjustment for the undistributed earnings from Financial Products.

4        Elimination of non-cash adjustments and changes in assets and liabilities related to consolidated reporting.

5        Reclassification of Financial Products’ cash flow activity from investing to operating for receivables that arose from the sale of inventory.

6        Elimination of net proceeds and payments to/from Machinery, Energy & Transportation and Financial Products.

7        Elimination of dividend from Financial Products to Machinery, Energy & Transportation.

Caterpillar Inc.

Supplemental Data for Cash Flow

For The Three Months Ended March 31, 2013

(Unaudited)

(Millions of dollars)

		Supplemental Consolidating Data
		Machinery,
	Consolidated	Energy & Transportation [1]	Financial Products	Consolidating Adjustments
Cash flow from operating activities:
Profit of consolidated and affiliated companies	$882	$879	$212	$(209)[2]
Adjustments for non-cash items:
Depreciation and amortization	723	538	185	—
Undistributed profit of Financial Products	—	(209)	—	209	[3]
Other	98	67	(46)	77	[4]
Changes in assets and liabilities, net of acquisitions and divestitures:
Receivables - trade and other	209	251	(20)	(22)[4,5]
Inventories	308	311	—	(3)[4]
Accounts payable	118	82	15	21	[4]
Accrued expenses	(121)	(51)	(70)	—
Accrued wages, salaries and employee benefits	(742)	(726)	(16)	—
Customer advances	(47)	(47)	—	—
Other assets - net	41	30	6	5	[4]
Other liabilities - net	(45)	(36)	(4)	(5)[4]
Net cash provided by (used for) operating activities	1,424	1,089	262	73
Cash flow from investing activities:
Capital expenditures - excluding equipment leased to others	(896)	(893)	(3)	—
Expenditures for equipment leased to others	(336)	(20)	(333)	17	[4]
Proceeds from disposals of leased assets and property, plant and equipment	176	23	161	(8)[4]
Additions to finance receivables	(2,715)	—	(3,337)	622	[5]
Collections of finance receivables	2,219	—	2,937	(718)[5]
Net intercompany purchased receivables	—	—	(14)	14	[5]
Proceeds from sale of finance receivables	66	—	66	—
Net intercompany borrowings	—	—	34	(34)[6]
Proceeds from sale of businesses and investments (net of cash sold)	98	98	—	—
Proceeds from sale of available-for-sale securities	98	5	93	—
Investments in available-for-sale securities	(123)	(7)	(116)	—
Other - net	(46)	(28)	(18)	—
Net cash provided by (used for) investing activities	(1,459)	(822)	(530)	(107)
Cash flow from financing activities:
Distribution to noncontrolling interests	(8)	(8)	—	—
Common stock issued, including treasury shares reissued	8	8	—	—
Excess tax benefit from stock-based compensation	41	41	—	—
Net intercompany borrowings	—	(34)	—	34	[6]
Proceeds from debt issued (original maturities greater than three months)	2,719	54	2,665	—
Payments on debt (original maturities greater than three months)	(2,602)	(26)	(2,576)	—
Short-term borrowings - net (original maturities three months or less)	387	1	386	—
Net cash provided by (used for) financing activities	545	36	475	34
Effect of exchange rate changes on cash	(18)	(15)	(3)	—
Increase (decrease) in cash and short-term investments	492	288	204	—
Cash and short-term investments at beginning of period	5,490	3,306	2,184	—
Cash and short-term investments at end of period	$5,982	$3,594	$2,388	$—

1        Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.

2        Elimination of Financial Products’ profit after tax due to equity method of accounting.

3        Elimination of non-cash adjustment for the undistributed earnings from Financial Products.

4        Elimination of non-cash adjustments and changes in assets and liabilities related to consolidated reporting.

5        Reclassification of Financial Products’ cash flow activity from investing to operating for receivables that arose from the sale of inventory.

6        Elimination of net proceeds and payments to/from Machinery, Energy & Transportation and Financial Products.

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